Braintech Announces Expanded Shareholder Outreach Program
Wednesday March 2, 8:01 am ET

Comprehensive Plan With Baldacci Communications Designed to Increase Shareholder Value

VANCOUVER, British Columbia--(BUSINESS WIRE)--March 2, 2005--Braintech, Inc. (OTCBB: BRHI - News), the leading provider of vision guided robotics systems announced today that it has initiated a comprehensive plan to expand shareholder relations and communications in partnership with Baldacci Communications LLC.

Braintech will employ Baldacci's "Investment Stakeholder Development" process that integrates key elements of Market Communications, Investor Relations, Public Relations and Portfolio Development.

"Braintech is an emerging company that is ready for this process," stated Steve Baldacci, CEO of Baldacci Communications. "Specifically, Braintech now has proven product acceptance, substantial sales channel through its alliance with ABB and revenue streams of significance. These stability factors will be the communications pillars of this program. Broadening sectors of the investment community are ready to hear about emerging technology companies with these attributes and we are delighted to be working with Owen Jones and his team to maximize Braintech's momentum."

Braintech CEO Owen Jones said, "We take very seriously our commitment to shareholders to maximize value and we are enthusiastic about what the Investment Stakeholder Development process can do for us. We have been working extensively with Baldacci in support of our ABB alliance and we are positive about this next step in our evolution."

About Braintech (OTCBB: BRHI - News) - For more information, visit www.braintech.com.

About Baldacci Communications LLC - For more information, visit www.bcworldwide.com.

Statements in this document that are not purely historical are forward-looking statements and reflect the current views of management with respect to future events and are subject certain risks, uncertainties and assumptions. It is important to note that the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include risks and uncertainties such as technical difficulties in developing the products; competition from other suppliers of similar products; pricing that may not be acceptable to potential markets; and many other known and unknown factors. Readers should also refer to the risk disclosures outlined in the Company's 10-KSB and 10-QSB Forms filed from time to time with the SEC.

Contact:

Baldacci Communications, LLC
Laura Van Eperen, 703-556-4200
Cellular: 240-994-7541
laurave@bcworldwide.com